OFFICE LEASE AGREEMENT

THIS LEASE AGREEMENT made and entered into this 1st day of November, 2004 by and between **SHOSHONE BUSINESS CENTER, INC.**, party of the first past and hereinafter referred to the **LESSOR**, and **SHOSHONE SILVER MINING CORP.**, party of the second part and hereinafter referred to as the **LESSEE**.

WITNESETH

NOW THEREFORE, in consideration of the mutual covenants contained herein the parties agree as follows:

1. Description Of Premises

The Lessor agrees to lease to the Lessee an office in the building at 1176 A Big Creek Road, Suite E-106 , County of Shoshone, State of Idaho.

2. Purpose

Lessee shall use the demised premises for the purpose of an office.

3. Reservation By Lessor

Lessor shall have the right to enter the premises at any reasonable hour, and upon reasonable notice, to inspect the premises, make repairs, alterations or modifications. Such activity shall not interrupt the work of Lessee without their prior consent.

4. Term Of Lease

The term of this Lease shall be for a period of one (1) year commencing on or about the 1st day of November, 2004. The Lessee shall have the option of renewing said Lease at the end of the time period. If Lessee needs to terminate Lease at anytime during the Lease, a written notice shall be given to Lessor 30 days in advance or Lessee shall pay that months rent.

5. Rental

The Lessee shall pay in advance effective on November 1, 2004, first month rent of $250.00. The monthly rent will begin November 1, 2004, and continue through October 31, 2005.

6. Construction

The Lessor has divided said demised space and constructed the partitions and division in accordance with the directions and intrusctions of the Lessee, including the installation of appropriate light fixtures, flooring and painting. After installation of the original facilities, any alterations or modifications will be at the expense of Lessee. Any replacement of existing facilities will be at the expense of Lessor.

7. Utilities and Taxes

The Lessor shall pay all charges for electricity, gas, garbage, sewer, water, real and personal property taxes for the property Lessor owns/controls. Lessee shall pay all personal property taxes on equipment owned or leased by him from personal or parties other than Lessor.

8. Insurance

Lessor has no obligation to insure the equipment of Lessee on said premises.

9. Maintenance, Repairs, Alterations And Modifications

Lessor shall be responsible for all repairs, maintenance and cleaning in common areas, including the entrance way, stairways, hallways, exterior windows, sidewalks, and parking areas, and will keep them in good clean safe condition and free of debris. At the time of termination of the Lease, Lessee shall be responsible for having the carpets professionally cleaned to Lessors satisfaction or Lessor will have the job done and charged to the Lessee. Lessor shall be responsible for all plumbing fixtures and operation thereof, electrical wiring, floor covering, plumbing, heating, air conditioning, repair and replacement caused by flooding from whatever source, or water backing up from sewers and drains. Any modifications or alterations, including painting and cleaning after the initial work on the premises desired by the Lessee, shall be done at Lessee expense. In the event of such modifications or alterations the Lessee agrees to hold the property free and clear of any and all liens of any kind whatsoever.

10. Damages

Lessee shall give notice to Lessor of damages caused by natural causes, including fire, and Lessor shall repair the damages within forty-five (45) days during which time Lessee shall be entitled to an abatement in the rent, if damage causes Lessee an interruption of use. Where more than fifty percent (50%) of the demised premises are destroyed by natural disaster, Lessor shall have the option of refusing to repair or replace the premises, and the duty to pay rent under this Lease shall terminate as of the date of the disaster. In no event will the Lessee have a claim for loss of income or loss of use against the Lessor by reason of such natural causes.

11. Default and Forfeiture

Either party, shall on default to any provisions of this Lease, provide written notice of such breach in the terms and conditions of this Lease. The defaulting party shall have thirty (30) days to either correct the condition, or commence corrective action. If the condition cannot be corrected in the (30) days, the defaulting party shall have reasonable time to complete the correction. The aggrieved may elect to enforce the terms and conditions of the Lease by any other method available under the law, or terminate the Lease by providing thirty (30) days additional notice of intent to do so.

Any forfeiture by Lessee or re-entry under this section shall not release Lessee from the obligation to make the minimum monthly payments reserved as rental, at the time and in the manner set forth, and Lessor may re-let the premises as agent for the Lessee, applying the proceeds first to the payment of any expenses incurred in the re-letting then to the payment of rents as they become due, and finally toward the fulfillment of the terms and conditions of the Lease, with the balance, if any, to be paid over to the Lessee. Lessee shall pay to the Lessor any and all loss or difference of rent for the remainder of the term, if Lessor shall recover possession of the premises and is unable to re-let the same under the terms provided herein. Except as specified above, if Lessee terminates business, Lessee will be released from the existing Lease provided that thirty (30) days notice is given.

Any and all remedies provided to Lessor for the enforcement of the provisions of this Lease are cumulative and not exclusive and Lessor shall be entitled to pursue either the rights specified in this lease or remedies authorized by law. Lessee shall be liable for any costs or expenses incurred by Lessor in enforcing any terms of this Lease, or in pursuing any legal action for the enforcement of Lessor's rights.

12. Assignment And Sublease

Lessee shall not assign this Lease of sublet the premises to another party without the express written approval of the Lessor.

13. Surrender and Housing Over

Lessee shall surrender the premises and remove all personal property and personnel from the premises upon termination or expiration of the initial term or any renewal thereof.

14. Inurement

This Lease Agreement shall inure to and be binding upon the heirs, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement the date first set forth above.

LESSOR

By Sharon K Jacobs

Title Property Administrator

LESSEE

By Grant Stephan

Title Sec/Treas